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                                                                     Exhibit 2.1

                                 FIRST AMENDMENT
                                     TO THE
                          AGREEMENT AND PLAN OF MERGER
                                      AMONG
                           SYMBOL TECHNOLOGIES, INC.,
                         TX ACQUISITION CORPORATION AND
                               TELXON CORPORATION


                  This FIRST AMENDMENT to the AGREEMENT AND PLAN OF MERGER, among Symbol Technologies, Inc., TX Acquisition Corporation and Telxon Corporation (this "Amendment"), dated as of October 25, 2000, is entered into among Symbol Technologies, Inc., a Delaware corporation ("Parent"), TX Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Telxon Corporation, a Delaware corporation (the "Company").

                  WHEREAS Parent, the Company and Sub entered into that certain Agreement and Plan of Merger, dated as of July 25, 2000 (the "Agreement"), providing for the merger of Sub with and into the Company; and

                  WHEREAS Parent, the Company and Sub desire to amend the terms of the Agreement as set forth in this Amendment.

                  NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent, the Company and Sub agree as follows:

                  Unless otherwise defined in this Amendment, capitalized terms used herein shall have the meanings given to them in the Agreement, as amended hereby.

         1. Section 1.7(a) of the Agreement shall be amended and restated in its entirety to read as follows:

         SECTION 1.7 Treatment of Employee Options and Other Employee Equity Rights. (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide, subject to the following sentence, for the cancellation, effective at the Effective Time, of all the outstanding stock options, stock appreciation rights, phantom shares or other rights related to or denominated with reference to the securities of the Company (the "Stock Rights") heretofore granted under any stock option, performance unit or similar plan, program, agreement or arrangement related to or denominated
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         with reference to the securities of the Company (the "Stock Plans") in consideration of the substitution and assumption set forth herein. At the Effective Time, each of the Stock Rights which is an outstanding stock option (whether vested or unvested) immediately prior to the Effective Time shall be assumed by Parent and converted automatically into an option to purchase shares of Parent Common Stock ("New Stock Rights") in an amount and at an exercise price determined as provided below:

         (i) The number of shares of Parent Common Stock to be subject to the New Stock Right shall be equal to the product of the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective Time) to the original Stock Right and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded up or down to the nearest whole share; and

         (ii) The exercise price per share of Parent Common Stock under the New Stock Right shall be equal to the exercise price per share of the Company Common Stock under the original Stock Right divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

         The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with
         Section 424(a) of the Code. In the event that the adjustment were determined by Parent to not be consistent with such Section 424, Parent shall take such action as it shall reasonably determine necessary to comply with such Section 424, if such compliance can be accomplished without undue costs to the Company or Parent. After the Effective Time, each New Stock Right shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related Stock Right immediately prior to the date hereof except that (i) all references to "the Company" shall be deemed to be references to "Parent", (ii) the New Stock Rights shall become fully vested and exercisable if, after the Effective Time, the employment of the

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         holder of such New Stock Right is terminated by the Company without
         Cause (as defined below) or is terminated by such holder with Good Reason (as defined below), (iii) all Stock Rights granted under any employment agreement listed in Section 2.5(a) of the Company Disclosure Schedule shall vest and become exercisable to the extent set forth under such employment agreement, (iv) all Stock Rights granted to the employees identified on Schedule 1.7(a) shall become fully vested and exercisable as of the Effective Time and (iv) notwithstanding any provision of the Stock Plans or the related option agreements to the contrary, once vested, all New Stock Rights granted to the employees identified on Schedule 1.7(a) shall remain exercisable following a termination of employment of such employee by the Surviving Corporation without Cause or a termination of such employment by such employee, until, and to the extent not then exercised, shall terminate upon, the later of (x) the date that is one year after the Effective Time or (y) the date that is 30 days after termination of such employee's employment with the Surviving Corporation, but not later than the otherwise applicable expiration date of such New Stock Rights under the terms of the applicable Stock Plan. "Cause" with respect to any employee shall mean (A) the employee's continued failure to substantially perform such employee's duties (other than as a result of total or partial incapacity due to physical or mental illness) for a thirty-day period following written notice by the Company to such employee of such failure, (B) any material act or omission involving dishonesty in the performance of such employee's duties, (C) the indictment of such employee of a felony under the laws of the United States or any state thereof, (D) willful malfeasance or willful misconduct in connection with such employee's duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or (E) such employee's material breach of the provisions of any employment agreement with the Company which is not cured within thirty days following written notice thereof by the Company. "Good Reason" with respect to any employee shall mean: (X) a reduction in such employee's base salary or target bonus, (Y) a transfer of such employee' s primary workplace by more than fifty miles, or (Z) with respect to the employees identified on Schedule 1.7(a) only, an adverse diminution in any material respect in the employee's duties or responsibilities as of the date hereof (other than solely by virtue of the Company ceasing to be a public company) and the continuance of

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         such diminution for a period of thirty days after such employee has given the Company written notice of such diminution.

         2. Section 5.5(b) of the Agreement shall be amended and restated in its entirety to read as follows:

         (b) As of the Effective Time, employees of the Company who continue employment with the Surviving Corporation as of the Effective Time (the "Affected Employees") shall be entitled to participate in the employee benefit plans of Parent (including, without limitation, equity based employee benefits plans) on substantially the same terms and conditions as similarly situated employees of Parent; provided, however, that until June 30, 2001, Parent shall be permitted to cause the Surviving Corporation to maintain in full force and effect the Company's employee benefit plans (other than the Company's equity based employee benefits plans which shall be discontinued as of the Effective Time) in effect as of the Effective Time and Parent shall be permitted to continue to provide the Affected Employees with employee benefits under such plans until June 30, 2001, in substantially the same manner as presently provided thereunder. Parent shall provide, or shall cause the Surviving Corporation to provide, Affected Employees with full credit for purposes of eligibility to participate, eligibility for benefit forms and subsidies (other than under any defined benefit pension plan), vesting, benefit accrual (other than benefit accrual under any defined benefit pension plans) and determination of the level of benefits under such plans for such Affected Employees' service with the Company (except to the extent necessary to avoid duplication of benefits and except under any post-retirement medical or life insurance arrangements sponsored by Parent, the Surviving Corporation, or their affiliates). In addition, Parent shall, or shall cause the Surviving Corporation to,
         (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid

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         prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time for the year in which the Effective Time occurs.

         3. Except as specifically modified by this Amendment, Parent, the Company and Sub acknowledge that the Agreement shall remain binding upon them and all provisions of the Agreement shall remain in full force and effect.

         4. The Agreement, as modified and amended by this Amendment, constitutes the entire agreement of the parties and supersedes all prior agreements, written or oral, between the parties with respect to the subject matter hereof.

         5. This Amendment will be governed, construed and interpreted in accordance with the laws of the State of Delaware applicable to agreements made and performed entirely within such state, without regard to the choice of law principles thereof.

         6. In the event of any inconsistency between the provisions of this Amendment and any provision in the Agreement, the terms and provisions of this Amendment shall govern.

         7. This Amendment may be executed in identical counterpart copies, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.



                            [SIGNATURE PAGE FOLLOWS]

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed and delivered as of the date and year first written above.

                                          SYMBOL TECHNOLOGIES, INC.

                                          By: /s/ Leonard H. Goldner
                                             -----------------------------------
                                              Leonard H. Goldner
                                              Senior Vice President and
                                                   General Counsel


                                          TX ACQUISITION CORPORATION

                                          By: /s/ Leonard H. Goldner
                                             -----------------------------------
                                              Leonard H. Goldner
                                              Senior Vice President and
                                                   General Counsel


                                          TELXON CORPORATION

                                          By: /s/ Woody M. McGee
                                             -----------------------------------
                                              Woody M. McGee
                                              Vice President and Chief Financial
                                                   Officer

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